NORTHERN LIGHTS FUND TRUST
OPERATING EXPENSES LIMITATION AGREEMENT

PFG PIMCO Active Core Bond Strategy Fund, PFG American Funds ® Conservative Income Strategy Fund, PFG American Fund s ® Growth Strategy Fund, PFG BNY Mellon® Diversifier Strategy Fund, PFG BR Target Allocation Equity Strategy Fund, PFG Fidelity Institutional AM® Core Plus Bond Strategy Fund, PFG Fidelity Institutional AM® Equity Index Strategy Fund, PFG Fidelity Institutional AM® Equity Sector Strategy Fund, PFG Growth Strategy Fund, PFG Invesco® Equity Factor Rotation Strategy Fund, PFG Janus Henderson® Balanced Strategy Fund, PFG JP Morgan® Tactical Aggressive Strategy Fund, PFG JP Morgan® Tactical Moderate Strategy Fund, PFG Meeder Tactical Strategy Fund, PFG MFS® Aggressive Growth Strategy Fund, PFG Global Equity Index Strategy Fund, PFG US Equity Index Strategy Fund, and PFG Growth Strategy Fund , (each a “Fund” and collectively (the “PFG Fund Family” or the “Funds”)

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 22nd day of January 2024, by and between NORTHERN LIGHTS FUND TRUST, a Delaware statutory trust (the “Trust”), on behalf of the PFG Fund Family each a series of the Trust and the Advisor of such Funds, Pacific Financial Group, LLC (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of Investment Advisory Agreements between the Trust and the Advisor dated as of June 27, 2017 and dated as of the 18th day of March, 2020, as amended September 21, 2021 and January 22, 2024 (the “Investment Advisory Agreements”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreements that have not been assumed by the Advisor, including a Rule 12b-1 fee and an Administrative Services Fee paid to The Pacific Financial Group, Inc. (“TPFG”), an affiliate of the Adviser; and

WHEREAS, the Advisor desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Advisor hereby agrees to limit the current Operating Expenses of each Fund to an annual rate, expressed as a percentage of each Fund’s average annual net assets, to the amounts listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of a Fund, as accrued each month, exceed its Annual Limit, the Adviser agrees that the Trust shall be permitted to retain any amounts due to the Adviser pursuant to the investment advisory agreement between the Trust and the Adviser with respect to any series in the Trust, or to require the Adviser to make payments to any series in the Trust, in order to for each Fund to satisfy the Annual Limit.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds, is defined to include all expenses necessary or appropriate for the operation of the Funds and including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreements, any Rule 12b-l fees and the Administrative Services Fee paid by each Fund to TPFG, but does not include any brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary expenses such as litigation.

3. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until terminated as provided in Paragraph 4 of this Agreement.

4. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Funds, upon sixty (60) days’ written notice to the Advisor. This Agreement will automatically terminate, with respect to the Funds listed in Appendix A if the Investment Advisory Agreements for the Funds is terminated, with such termination effective upon the effective date of the Investment Advisory Agreements’ termination for the Funds.

5. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

NORTHERN LIGHTS FUND TRUST	Pacific Financial Group, LLC
On behalf of the PFG Fund Family

By: /s/ Kevin Wolf	By: /s/ Chris Mills
Name: Kevin Wolf	Name: Chris Mills
Title: President	Title: CEO

Appendix A

Fund	Operating Expense Limit
PFG PIMCO Active Core Bond Strategy Fund	1.99%
PFG American Funds® Conservative Income Strategy	1.99%
PFG American Funds® Growth Strategy Fund	1.99%
PFG BNY Mellon® Diversifier Strategy Fund	1.99%
PFG BR Target Allocation Equity Strategy Fund	1.99%
PFG Fidelity Institutional AM® Equity Index Strategy	1.99%
PFG Fidelity Institutional AM® Equity Sector Strategy	1.99%
PFG Fidelity Institutional AM® Core Plus Bond Strategy Fund	1.99%
PFG Growth Strategy Fund	1.99%
PFG Invesco® Equity Factor Rotation Strategy Fund	1.99%
PFG Janus Henderson® Balanced Strategy	1.99%
PFG JP Morgan® Tactical Aggressive Strategy Fund	1.99%
PFG JP Morgan® Tactical Moderate Strategy Fund	1.99%
PFG Meeder Tactical Strategy Fund	1.99%
PFG MFS® Aggressive Growth Strategy Fund	1.99%
PFG Global Equity Index Strategy Fund	1.99%
PFG US Equity Index Strategy Fund	1.99%
PFG Growth Strategy Fund	1.99%